Supplement dated June 23, 2015 to the
Currently Effective Statement of Additional Information (SAI) of
each of the Funds Listed Below (the Funds)

Effective immediately, the following disclosure is hereby added to each Fund’s SAI, and is in addition to any existing supplement for each Fund. You should read this Supplement in conjunction with the SAI and retain it for future reference.

The following disclosure is added to the section of the SAI entitled “Fund Classification, Investment Objective & Policies-Mortgage-Backed Securities.”

The Fund may purchase certain mortgage-backed securities the underlying investments of which consist of loans issued and/or serviced by an affiliated entity.

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Investment Company Name	Fund / Series Name
The Prudential Investment Portfolios, Inc.	Prudential Asset Allocation Fund
Prudential Conservative Allocation Fund
Prudential Moderate Allocation Fund
Prudential Growth Allocation Fund
Prudential Investment Portfolios 2	Prudential Core Taxable Money Market Fund
Prudential Core Short-Term Bond Fund
Prudential Investment Portfolios 9	Prudential Absolute Return Bond Fund
Prudential Investment Portfolios 12	Prudential Short Duration Muni High Income Fund
Prudential Investment Portfolios, Inc. 14	Prudential Government Income Fund
Prudential Floating Rate Income Fund
Prudential Investment Portfolios, Inc. 15	Prudential High Yield Fund
Prudential Short Duration High Yield Income Fund
Prudential Investment Portfolios 16	Prudential Income Builder Fund
Prudential Investment Portfolios, Inc. 17	Prudential Total Return Bond Fund
Prudential Short Duration Multi-Sector Bond Fund
Prudential MoneyMart Assets, Inc.
Prudential National Muni Fund, Inc.
Prudential World Fund, Inc.	Prudential Emerging Markets Debt Local Currency Fund
Prudential Global Total Return Fund, Inc.
Prudential Short-Term Corporate Bond Fund, Inc.
Variable Contract Account-11
The Target Portfolio Trust	Prudential Corporate Bond Fund
Prudential Core Bond Fund

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